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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT is effective as of the 1st day of April, 2002 by and between GENEREX BIOTECHNOLOGY CORPORATION (the "Company"), a Delaware corporation and GERALD BERNSTEIN, M.D. ("Executive"), an individual residing at 48 Carleon Avenue, Larchmont, New York 10538.

                                   WITNESSETH:

         WHEREAS, the Company is engaged, directly and through subsidiary corporations (all of which, for the purposes of this Agreement, are included and encompassed by any reference in this Agreement to the Company) in the research, development, testing and commercialization of drug delivery technologies, including drug technologies for oral administration of pharmaceuticals such as peptidic drugs, vaccines and hormones using a buccal spray device (collectively, the "Technology"); and

         WHEREAS, the Company wishes to engage the Executive to provide certain services, as more particularly described below, and the Executive agrees to provide such services, all on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Employment

         1.1 The Company agrees to employ the Executive and the Executive agrees to serve the Company pursuant to the terms of this Agreement as Vice President of Medical Affairs of the Company (hereinafter the "Employment"), reporting to Anna E. Gluskin, President of the Company.

         1.2 The term of this Agreement shall be for the period commencing on the date hereof and expiring three years thereafter, subject to earlier termination in accordance with the provisions of Section 5 of this Agreement.

         1.3 The Executive hereby warrants and undertakes to the Company (in the knowledge that the Company is relying on such undertaking by agreeing to enter into this Agreement) that:
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                  1.3.1    by entering into this Agreement and performing his
                           obligations hereunder, he is not and will not be in breach of any other contract of employment or other agreement (whether still in effect or not) and neither he nor the Company will be liable to any action relating to any such contract; and

                  1.3.2 he is not or will not on commencement of this Agreement and thereafter be subject to any restriction or obligation, howsoever arising, which may hinder or restrict him from performing fully any of the duties required under the terms of this Agreement.

         1.4 The Company hereby warrants and undertakes to the Executive (in the knowledge that the Executive is relying on such undertaking by agreeing to enter into this Agreement) that during the Employment the Executive shall be primarily based in the State of New York, unless the Executive otherwise agrees with the Company, and that the Executive shall be insured from liability arising from his status, actions or omissions as an officer of the Company to the extent of the coverage provided by the Company's directors' and officers' liability insurance policy as in effect from time to time and subject to the limitations and exclusions set forth in such policy. Notwithstanding anything to the contrary herein, the Company, without limiting the rights of Executive to compensation and benefits hereunder, shall have the right at any time to assign this Agreement and the Executive's Employment hereunder to any business entity which is controlling, controlled by or under common control with the Company ("Affiliates"). In the event of such assignments, (i) any amounts paid to or for the benefit of Executive by the Affiliate shall be credited against amounts payable to Executive by the Company under this Agreement, and (ii) references to the "Company" in Sections 2, 5 and 6 of this Agreement shall be deemed to include, in addition to the Company, any Affiliate to which this Agreement shall have been assigned.

2.       Duties

         The Executive covenants and agrees that during the Employment he will:

         2.1 faithfully and diligently perform the duties of Vice President of Medical Affairs as may be assigned to or vested in him from time to time by the Company and which shall be consistent with the responsibilities generally entrusted to senior management of a corporation in the same business as that of the Company, and will use his best efforts to promote the interests of the Company and its shareholders;

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         2.2      comply with all laws, rules and regulations applicable to the
                  Company's business and in accordance with all applicable policies or guidelines (including any applicable policies or guidelines pertaining to disclosure of conflicts of interest) of any institution or organization with which the Executive is affiliated;

         2.3 give to the President and/or the Board of Directors such information regarding the affairs of the Company as they may request;

         2.4 agree to comply with all laws and regulations under the U.S. federal securities laws and regulations against misuse or miscommunication of material non-public information about the Company and acknowledge that he is aware of these prohibitions;

         2.5 devote the whole of his business time, attention and skills to the business and affairs of the Company and will not, except with the prior consent by the President and/or the Board of Directors, be directly or indirectly engaged or concerned in the conduct of any other business, whether or not competing in any respect with the business of the Company; provided, however, that the Executive (a) may continue to serve during the term of this Agreement as a director or trustee of the American Diabetes Association or of any affiliated foundation thereof, (b) may serve during the term of this Agreement, subject to the prior consent of the President and/or the Board of Directors (which may be withheld for any reason or no reason), as a director or trustee of any other organization,
                  (c) may maintain or establish during the term of this Agreement an affiliation with any medical institution or educational institution (including, without limitation, as an adjunct or emeritus faculty member or as a physician with admitting privileges), provided that such affiliation does not detract in any material way from the available time and the ability of the Executive to fulfill his obligations under this Agreement, and (d) may continue to serve as a consultant in connection with a legal proceeding for which he was engaged as a medical expert prior to the effective date of this Agreement until the resolution or conclusion of such proceeding, provided that such activity does not detract in any material way from the available time and the ability of the Executive to fulfill his obligations under this Agreement.


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3.       Compensation
         ------------

         3.1 During the Employment the Company will pay to the Executive, a base salary at the annual rate of $150,000 (or such higher rate as may from time to time be determined by the Company and notified to the Executive), which salary will be payable in equal monthly installments (less customary withholdings) in arrears.

         3.2 In addition to payments provided in Paragraph 3.1, the Company shall pay to the Executive advances, bonuses, options and other compensation in such amounts and on such terms as are described in Exhibit A hereto.

         3.3 The Company will be entitled at any time during the Employment, and in all events on termination howsoever arising, to deduct from the Executive's compensation under this Agreement or from any other sums owed by the Company to the Executive any monies due from him to the Company, including, but not limited to, any outstanding loans or advances taken (including advances pursuant to Exhibit A).

4.       Benefits.
         ---------

         4.1       During the Employment, the Executive will be entitled:

                  4.1.1 to paid vacation during each year to be accrued and taken in accordance with the Company's vacation policy as set forth in the Company's Employee Manual;

                  4.1.2 to payment of or reimbursement for health insurance premiums to continue (i) Executive's health insurance in the form of his Medicare Supplement (at an annual cost at the present time of approximately $4,100.00) and (ii) his wife's individual health insurance policy (at an annual cost at the present time of approximately $6,900.00);

                  4.1.3 to reimbursement for the cost of Executive's professional expenses (e.g. journals, professional societies) in the amount of no more than $4,000 annually; and

                  4.1.4 for the Company to bear the costs of any reasonable and necessary costs for travel and lodging incurred by the Executive at the request of the Company. To the extent practicable, the Executive will make travel and lodging arrangements through the Company or agents designated by the Company. To the extent practicable, the Company shall bear such expenses for



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                           its own account. If it is not feasible for the
                           Company to bear an expense directly for its own account, the Executive will submit expenses borne by the Executive for reimbursement of expenses. The Executive shall provide receipts in support of any request hereunder for reimbursement of expenses. Individual expenses in excess of $200 must be arranged through the Company or agents of the Company and approved in advance by the Company in order to be eligible for reimbursement. Notwithstanding anything to the contrary set forth herein, the Executive will not be entitled to reimbursement for expenses incurred by the Executive (regardless of the dollar amount) that could reasonably have been arranged through the Company or agents of the Company and were not.

5.       Termination
         -----------

         5.1 Either party may terminate its obligations under this Agreement (except for the payment of sums having become due) in its or his absolute discretion, upon written notice to the other party of not less than ninety (90) days.

         5.2 The Company may terminate its obligations hereunder for cause (effective immediately upon the giving of notice to the Executive except as set forth in Section 5.2.5) if the Executive shall have:

                  5.2.1 become disqualified or prohibited by law, rule or regulation from carrying out the material duties or functions he is employed under this Agreement to carry out; or

                  5.2.2 been convicted of any felony or other crime which has the effect of bringing the Company into disrepute; or

                  5.2.3 committed any act of misconduct in the course of the Employment which had the effect of bringing the Company into disrepute or which caused material harm to the Company; or

                  5.2.4 made any material misrepresentation in connection with his securing the Employment; or

                  5.2.5 failed to carry out any of the material duties provided in this Agreement to be performed by him after having received notice of such non-performance from the Board of Directors of the Company and after having had a reasonable opportunity, not to exceed 30 days, to cure the non-performance specified in such notice.

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         5.3      The Company may terminate its obligations hereunder for other than cause (effective immediately upon the giving of written notice to the Executive) if the Executive shall have:

                  5.3.1 been unable to perform his regular duties for the Company by reason of a disability for more than 9 months in any 12 month period; or

                  5.3.2    in the event of Executive's death.

         5.4 The Executive may terminate his obligations under this Agreement upon written notice in the event of a material breach or default by the Company of any of its material obligations hereunder, provided that in respect to termination of this Agreement by the Executive pursuant hereto:

                  5.4.1 notice of termination given by the Executive hereunder shall not be effective unless the Executive first shall have given written notice to the Company specifying any breach or default by the Company and such breach or default shall not have been cured within 14 days after the receipt of such notice; and

                  5.4.2 not later than 14 days following the date of notice given by the Executive hereunder, the Company shall pay to Executive an amount equal to the sum of (i) the lesser of (x) $150,000 or (y) the aggregate amounts payable to Executive by way of base salary under Paragraph 3.1 from the date of such notice to the date on which this Agreement would have expired in accordance with its terms, plus (ii) all amounts earned or credited to the account of the Executive to the date of such notice under any bonus or other incentive or deferred compensation plan maintained by the Company but which were not paid to the Executive by reason of the delay or deferral provisions of such plan; payment of the amounts described in this subparagraph 5.4.2 shall be the Executive's exclusive right and remedy for breach of this Agreement and Executive shall not be entitled to any other damage or remedies for breach of this Agreement including equitable relief or special, incidental or consequential damages.

         5.5 In the event of a termination by the Executive (except a termination pursuant to Section 5.4) or by the Company


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                  pursuant to Sections 5.2 or 5.3, the Executive shall receive only that portion of the Executive's salary due and owing as of his last day worked, less any applicable set-off pursuant to Section 3.3. The Executive shall not be entitled to any bonus or incentive compensation.

                  If the Company gives notice of termination of the Executive's employment pursuant to Section 5.1 (not under circumstances under which the Company could terminate its obligations for cause pursuant to Section 5.2 or to Section 5.3), the Executive shall be entitled to severance payments in the form of base salary continuation for the lesser of twelve months or the remainder of the term of this Agreement (which severance payments shall not include any bonus or incentive compensation other than amounts earned or credited to the account of the Executive to the date of such notice under any bonus or other incentive or deferred compensation plan maintained by the Company but which were not paid to the Executive by reason of the delay or deferral provisions of such plan).

         5.6 Upon the Executive's ceasing to be an employee of the Company for any reason, the Executive will:

                  5.6.1 on or before the date upon which the Executive ceases to perform services as an employee of the Company ("Termination Date"), deliver up to the Company or its authorized representative all property, including (without limitation) all documents, copies of documents, records, keys, correspondence, discs, tapes, credit cards or other items in his possession which are the property of the Company or which were made by Executive from media which were the property of the Company;

                  5.6.2 not at any time wrongfully represent himself as being employed by or connected with the Company; and

                  5.6.3 make himself reasonably available to the Company and its counsel, without cost to the Executive, to provide information and testimony in connection with any litigation involving activities of the Executive while he was employed by the Company.

6.       Covenants
         ---------

         6.1 The Executive acknowledges that the Company has developed and/or possesses, and will continue to develop and/or possess, valuable business and scientific and technical information,


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                  including scientific, technical, medical, financial and other data; test formulations; research and development projects; devices, methods, systems, solutions, processes and applications relating to the preparation, administration or delivery of formulations; and other know-how and trade secrets that are proprietary or are otherwise or a confidential nature (collectively, "Confidential Information"). The obligations set forth in this Section 6 with regard to Confidential Information shall not apply to information which is generally known to the public or in the future becomes generally known to the public other than through a direct or indirect breach of this Section 6 by the Executive.

         6.2 The Executive agrees that all information, work product, data, equipment, methods, systems, expertise, know-how, solutions, processes, applications, inventions, discoveries, developments, concepts and ideas provided to or developed by the Executive in the course of his employment hereunder which relate to the Technology or which are based in whole or part on Confidential Developments (collectively, "Developments"), as well as embodiments and representations thereof (such as, for example, manuals, reports, schematics, drawings, blueprints, software, tapes and disks, workpapers, narratives, programming and manufacturing materials and visual aids)(collectively, "Materials"), whether or not patentable or protectable and whether or not conceived, developed or reduced to practice by Executive alone or in conjunction with others, or both, are exclusive property of the Company.

         6.3 Consultant agrees (i) not to disclose (other than within the Company or to authorized representatives of the Company), utilize or exploit any Confidential Information, Developments or Materials without the prior consent of the Company, (ii) to take reasonable precautions against unauthorized disclosure of Confidential Information, Developments or Materials; (iii) to advise the Company of any Developments and will make prompt full written disclosure of same to the Company, (iv) at the request of the Company, to acknowledge in writing the Company's full right, title and interest in and to all Developments and Materials and to assign worldwide rights in the same to the Company, and (v) at the Company's cost and expense, to execute all and any applications for patents, trademarks, copyrights or other commercial protection and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full ownership and enjoyment of the Company of all Developments and Materials.

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         6.4      At the termination of this Agreement, Executive will promptly return to the Company all Materials and all other writings and other tangible embodiments reflecting or containing Confidential Information or Developments.

         6.5 The Executive undertakes that except as set forth at the end of this Section 6.5, for a period of twelve months immediately following the Termination Date or if the Agreement has not yet expired, the period between the Termination Date and the expiration of the then remaining term of the Agreement, whichever is longer, he will not

                  6.5.1 induce or procure or attempt to induce or procure any person who on the Termination Date is an employee or consultant of or under contract of services to the Company to terminate such relationship, whether or not such person would commit any breach of his or her employment or appointment by reason of leaving the service of the Company;

                  6.5.2 accept into employment or otherwise engage or use the services of any person who is on the Termination Date an employee or consultant of the Company; or

                  6.5.3 compete with the Company, anywhere in Canada or the United States or in any other jurisdiction where the Company, during Executive's employment or at the time of his termination from employment engages in operations, either alone or together with another or others, for his own account or for the account of any entity, as an employee, partner, stockholder or other investor (other than as a stockholder or investor in an entity whose equity securities are publicly traded and in which he, together with other former employees of the Company, own less than two percent of the outstanding capital stock or other equity interests), agent or contractor of any other person (except for employment as an employee, and not as a consultant or independent contractor, by a single governmental entity). The term "compete with the Company" means to be involved or engaged in the development of non-injection methods of administering insulin (or any variants, analogs or mimetics thereof) or to be employed by or engaged as an advisor, consultant or director by any entity or person involved or engaged in such development.

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         6.6      Each of the restrictions contained in this Paragraph 6 is
                  considered by the parties to be reasonable in all the circumstances. However if any one or more of such restrictions shall be determined to be invalid by reason of breadth or duration, but would be valid and enforceable if any particular restriction or restrictions were modified, the offending restriction shall be deemed to be reduced to a scope or period which is valid, and as so reduced shall be binding and enforceable against the Executive.

         6.7 Executive agrees that (i) upon his breach, threatened breach, or violation of any of his obligations set forth in this
                  Section 6, the Company shall be entitled as a matter of right to obtain relief in any court of competent jurisdiction enjoining such breach, or violation, in addition to all other remedies provided to the Company at law, in equity or under this Agreement; and his obligations under this Section 6 shall survive the expiration or earlier termination of this Agreement.

         6.8 Notwithstanding anything to the contrary elsewhere in this Agreement, all rights, obligations and waivers under Paragraphs 6 and 7 will continue in force in accordance with their terms after termination of the Employment for any reason and will be binding upon the Executive's personal representative(s), receiver or trustee (as the case may be), except in the case of a termination of this Agreement by the Executive pursuant to the terms of Paragraph 5.4.

7.       Miscellaneous
         -------------

         7.1 This Agreement sets out the entire terms and conditions of Employment and supersedes all prior agreements between Executive and the Company relating to the Executive's employment, consultancy with the Company or otherwise, and any variation or amendment of this Agreement shall be valid only if expressed in writing and signed on behalf of both the Executive and the Company.

         7.2 To be effective all notices, consents, approvals and requests relating to this Agreement must be in writing and may be delivered in person or sent by certified mail, return receipt requested, or facsimile transmission to the party to be served.

         7.3 This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware.


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         7.4      This Agreement is binding only upon the parties hereto, and may-not be assigned or transferred by either party, with the sole exception that the Company may assign its interests in this Agreement (i) pursuant to Paragraph 1.4, above or (ii) to its secured lender for the purpose of obtaining financing and, in the event of such assignment, the secured lender may assign its interest in this Agreement to a buyer of the business of the Company.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the date first above written.


                                         GENEREX BIOTECHNOLOGY CORPORATION


                                         By:  /s/ Anna E. Gluskin
                                            -----------------------------
                                              Anna E. Gluskin, President




                                              /s/ Gerald Bernstein
                                            -----------------------------
                                              GERALD BERNSTEIN, M.D.


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                                    EXHIBIT A

                           DESCRIPTION OF COMPENSATION

In addition to the compensation described in Section 3 of this Agreement, the Company will provide Executive with the following:

         o Discretionary cash bonuses in amounts, if any, to be determined for each fiscal year (from August 1 through July 31 of each year) by the Company's Board of Directors within four months after the end of each such fiscal year.

         o Cash bonuses, if any, for any partial fiscal year will be prorated, except that for the fiscal year ended July 31, 2002, the Company will provide the Executive with service credit for the months of April, May, June and July and two additional months in recognition of his service at forty percent (40%) of full time as a consultant to the Company during the prior six months (i.e. for the year ended July 31, 2002, the Executive will be entitled to fifty percent (50%) of the full cash bonus rate, if any, set by the Company's Board of Directors).

         o Advances against potential cash bonuses in the sum of $2,500 per month shall be paid by the Company to the Executive with his base salary on an ongoing basis. Such advances will be credited as set-off against any cash bonus awarded. In the event that such cash bonuses for a particular fiscal year amounts to less than actual advances the Company provides to the Executive, then the net amount will be treated as set-off against the Executive's base salary until the net amount is zero. The Company and the Executive may by mutual agreement decide to discontinue such advances.

         o Options exercisable for the 50,000 shares of the Company's common stock will be granted to the Executive for each contract year during the term of this Agreement. The options for each contract year will be granted on or before the end of each anniversary of the effective date of this Agreement. The options will be exercisable at the fair market value at the time of grant. The Board of Directors of the Company will determine the applicable fair market value in its discretion at the time of grant.